Exhibit 99.1

1110 Maple Street	☐	P.O. Box 300	☐	Elma, New York 14059-0300	☐	716-655-5990	☐	FAX 716-655-6012

May 14, 2018	SERVOTRONICS, INC. ANNOUNCES
FIRST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2018

Elma, NY – Servotronics, Inc. (NYSE American: SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial results for the period ended March 31, 2018.

Net income for the first quarter of 2018 was $331,000 (or $0.14 per share Basic and Diluted) on revenues of $10,559,000 as compared to net income for the same period of 2017 of $26,000 (or $0.01 per share Basic and Diluted) on revenues of $9,103,000. The 16.0% increase in revenue is the result of increases in commercial and government shipments at the Advanced Technology Group (“ATG”) offset by a decrease in commercial and government sales at the Consumer Products Group (“CPG”).

Chairman and Chief Executive Officer Kenneth Trbovich said “We’re off to a strong start to 2018 as demonstrated by our strong revenue growth and greater profitability. While we are seeing an increase in shipments at the ATG, progress is gradual and challenges are real. We believe our performance is reflective of the successful execution of our strategy and we look forward to continue building on this momentum today and in the years ahead.”

Gross profit for the first quarter of 2018 was $2,247,000, or 21.3% of revenue, compared with $2,061,000, or 22.6% of revenue for the same period of 2017. Cost of goods sold (exclusive of depreciation and amortization) increased approximately $1,270,000 or 18.0%. The increase in cost of goods sold is primarily attributable to the increase in revenue volume, the costs incurred by an increase in headcount and increase warranty expense. Selling, general and administrative (SG&A) expenses decreased approximately $214,000 or 11.7%. The decrease is primarily driven by the decrease in salary and wages attributable to Servotronics’ former Chairman of the Board and Chief Executive Officer recognized in 2017 but not in 2018.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American